                                                                       EXHIBIT 4

               SERIES C PREFERRED STOCK AND COMMON STOCK WARRANT
                              PURCHASE AGREEMENT

                                 by and among

                                ABC-NACO INC.,

                                      and

                        THE INVESTORS SET FORTH HEREIN


                          Dated as of April 17, 2001

                               TABLE OF CONTENTS
                               -----------------

                                                                                               Page
                                                                                               ----
ARTICLE I SALE AND PURCHASE OF SECURITIES.....................................................    1
   1.2.      Issuance of Warrants.............................................................    2
   1.3.      Closing..........................................................................    2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY......................................    3
   2.1.      Approval of the Board of Directors...............................................    3
   2.2.      Issuance of Preferred Stock and Warrants and Reservation of Common Shares........    3
   2.3.      Organization and Qualification...................................................    4
   2.4.      Capitalization...................................................................    4
   2.5.      Authorization and Enforceability.................................................    5
   2.6.      Absence of Certain Changes.......................................................    6
   2.7.      Reports; Financial Statements....................................................    6
   2.8.      Absence of Undisclosed or Contingent Liabilities.................................    7
   2.9.      Compliance with Laws; No Violation; Consents and Approvals.......................    7
   2.10.     Litigation.......................................................................    8
   2.11.     Employment Agreements............................................................    9
   2.12.     ERISA Compliance.................................................................    9
   2.13.     Taxes............................................................................    9
   2.14.     Environmental Matters............................................................   10
   2.15.     Title to Properties..............................................................   10
   2.16.     Intellectual Property............................................................   11
   2.17.     Certain Agreements...............................................................   11
   2.18.     Related Transactions.............................................................   11
   2.19.     Offering of Shares of Series C Preferred Stock...................................   11
   2.20.     Disclosure.......................................................................   12
   2.21.     Broker's Fees....................................................................   12
   2.22.     Rights Agreement.................................................................   12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF EACH INVESTOR...................................   12
   3.1.      Organization.....................................................................   12
   3.2.      Authority Relative to this Agreement; No Conflict................................   12
   3.3.      Investment Intent................................................................   12
   3.4.      Economic Risk....................................................................   13
   3.5.      Litigation.......................................................................   13
   3.6.      Additional Representations.......................................................   13
   3.7.      Rule 144.........................................................................   13
   3.8.      Broker's Fees....................................................................   14

ARTICLE IV COVENANTS..........................................................................   14
   4.1.      Conduct of Business of the Company...............................................   14
   4.2.      Access to Information............................................................   14
   4.3.      Reasonable Best Efforts..........................................................   14
   4.4.      Amendments to the Restated Certificate of Incorporation..........................   15
   4.5.      Public Announcements.............................................................   15
   4.6.      Responsibilities of Company; Consent of Stockholders.............................   15
   4.7.      Sale of Stock....................................................................   16
   4.8.      Payment of Investors' Fees and Expenses..........................................   16
   4.9.      Advisory Fee Letter..............................................................   17

ARTICLE V CONDITIONS TO CLOSING...............................................................   17
   5.1.      Conditions to Investors' Obligations for Closing.................................   17
   5.2.      Conditions to the Company's Obligations for the Closing..........................   20

ARTICLE VI INDEMNIFICATION....................................................................   21
   6.1.      Indemnification by the Company...................................................   21
   6.2.      Indemnification by the Investors.................................................   21
   6.3.      Procedure for Indemnification....................................................   21
   6.4.      Period of Indemnity..............................................................   22

ARTICLE VII MISCELLANEOUS.....................................................................   23
   7.1.      Termination; Effect of Termination; Expenses; Fees...............................   23
   7.2.      Extension; Waiver................................................................   24
   7.3.      Entire Agreement; Assignment.....................................................   24
   7.4.      Enforcement of the Agreement; Governing Law; Jurisdiction........................   24
   7.5.      Validity.........................................................................   25
   7.6.      Notices..........................................................................   25
   7.7.      Descriptive Headings.............................................................   26
   7.8.      Parties in Interest..............................................................   26
   7.9.      Counterparts.....................................................................   26
   7.10.     Amendment........................................................................   26
   7.11.     Survival.........................................................................   26
   7.12.     Certain Definitions..............................................................   27

                                    EXHIBITS

Exhibit A     Investors and Shares of Series C Preferred Stock and Warrants

Exhibit B     Resolutions of the Company's Board of Directors

Exhibit B-1   Certificate of Designation, Preferences and Rights of Series C
              Cumulative Convertible Participating Preferred Stock

Exhibit B-2   Certificate of Designation, Preferences and Rights of Series B-1
              Cumulative Convertible Participating Preferred Stock

Exhibit B-3   Amended and Restated Certificate of Incorporation of the Company

Exhibit C-1   Closing Common Stock Purchase Warrant

Exhibit C-2   Additional Common Stock Purchase Warrant

Exhibit D     Voting Agreement

Exhibit E     Advisory Fee Letter

Exhibit F-1   Opinion of Outside Counsel to the Company

Exhibit F-2   Opinion of Company Counsel

Exhibit G     Lender Commitment Letter

Exhibit H     Amended and Restated Investors Rights Agreement

Exhibit I     Senior Second Secured Financing Commitment Letter

Exhibit J     Exchange Agreement

                                 DEFINED TERMS
                                 -------------

                                                              Page
                                                              ----
Additional Warrant...........................................   2
Advisory Fee Letter..........................................  17
affiliate....................................................  27
Agreement....................................................   1
Amended Restated Certificate of Incorporation................   3
associate....................................................  27
Authority....................................................   8
Certificate of Designation...................................  15
Closing......................................................   2
Closing Date.................................................   2
Closing Warrant..............................................   2
Code.........................................................   9
Common Stock.................................................   1
Company......................................................   1
control......................................................  27
DGCL.........................................................   8
Documents....................................................  27
Employee Benefit Plans.......................................   9
ERISA........................................................   9
ERISA Affiliate..............................................   9
Exchange Act.................................................  27
Flow Purchase Agreement......................................  19
GAAP.........................................................   6
indemnified party............................................  21
Intellectual Property........................................  11
Investor.....................................................   1
Investors....................................................   1
Investors' Expenses..........................................  17
Investors Rights Agreement...................................  27
Laws.........................................................   8
Liens........................................................   4
Loss.........................................................  21
Material Adverse Effect......................................  27
NASDAQ.......................................................   1
person.......................................................  27
Preferred Stock..............................................   1
Purchase Price...............................................   2
Related Transaction..........................................  11
Restated Certificate of Incorporation........................  28
Rights Agreement.............................................  12
SEC Documents................................................   6

Securities Act...............................................  28
Series A Preferred Stock.....................................   1
Series B Preferred Stock.....................................   1
Series B-1 Certificate of Designation........................   4
Series C Preferred Stock.....................................   1
Stockholder Approval.........................................   3
Subordinated Debt............................................  19
Subsidiaries.................................................  28
Taxes........................................................  10
Termination Fee..............................................  24
Third Party Claim............................................  21
Unaudited Financial Statements...............................   7
Warrants.....................................................   2

      SERIES C PREFERRED STOCK AND COMMON STOCK WARRANT PURCHASE AGREEMENT

          THIS IS A SERIES C PREFERRED STOCK AND COMMON STOCK WARRANT PURCHASE AGREEMENT, dated as of April 17, 2001 (the "Agreement"), by and among ABC-NACO
                                            ---------
INC., a Delaware corporation, having its principal office at 2001 Butterfield Road, Suite 502, Downers Grove, Illinois 60515 (the "Company") and the
                                                     -------
individuals and entities listed on Exhibit A hereto (individually referred to as
                                   ---------
an "Investor" and collectively as the "Investors").
    --------                           ---------

                                   BACKGROUND
                                   ----------

          A. The Company has (i) as of April 16, 2001, issued and outstanding 19,872,242 shares of Common Stock, par value one cent ($0.01) per share (the "Common Stock"), and (ii) authorized 1,000,000 shares of preferred stock, par
 ------------
value one dollar ($1.00) per share (the "Preferred Stock"), of which 100,000
                                         ---------------
shares are designated as Series A Junior Participating Preferred Stock ("Series
                                                                         ------
A Preferred Stock") and 300,000 shares are designated as Series B Cumulative
-----------------
Convertible Preferred Stock all of which are issued and outstanding ("Series B
                                                                      --------
Preferred Stock").  The Company's Common Stock is currently traded on the Nasdaq
---------------
National Market ("NASDAQ").
                  ------

          B. The Company is engaged in the business of design, engineering and manufacture of high performance freight railcar, locomotive and passenger rail suspension and coupler systems, wheels and mounted wheel sets, and specialty track products, and supplying freight as well as highly engineered valve bodies and components for industrial flow control systems worldwide.

          C. The Company desires to designate and issue a series of its Preferred Stock, to be known as the Series C Cumulative Convertible Participating Preferred Stock, par value one dollar ($1.00) per share (the "Series C Preferred Stock"), and the Investors desire to purchase all of the
 ------------------------
shares of the Series C Preferred Stock, subject to the terms and conditions contained herein.

                                     TERMS
                                     -----

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                        SALE AND PURCHASE OF SECURITIES

              (a)  Sale and Purchase of Series C Preferred Stock.

               (b) Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 1.3(a)), the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, the number of shares of Series C Preferred Stock set forth opposite such Investor's name on Exhibit A hereto. The aggregate purchase price for all 150,000 of the shares
---------
of Series C Preferred Stock being purchased hereunder is Fifteen Million Dollars ($15,000,000.00) (the "Purchase Price"). The per share purchase price for the
                       --------------
Series C Preferred Stock to be paid by each Investor pursuant to this Section
1.1 is One Hundred Dollars ($100.00) per share.

               (c) At the Closing, each Investor shall pay such Investor's portion of the Purchase Price for the shares of Series C Preferred Stock being purchased by Investor hereunder, by wire transfer of immediately available funds to an account designated by the Company, not less than two (2) business days prior to Closing.

     1.2. Issuance of Warrants.
          --------------------

               (a) In connection with the sale of the Series C Preferred Stock, at the Closing, the Company shall issue and deliver to the Investors (i) immediately exercisable warrants to purchase an aggregate of 6,000,000 shares of Common Stock of the Company at an exercise price of $0.01 per share in the form of Exhibit C-1 hereto (the "Closing Warrant"); and (ii) Additional Warrant to
   -----------              ---------------
purchase up to 6,000,000 shares of Common Stock of the Company at an exercise price of $0.01 per share exercisable in accordance with the terms thereof in the form of Exhibit C-2 hereto (the "Additional Warrant" and, together with the
        -----------              ------------------
Closing Warrant, the "Warrants").
                      --------
               (b) The Closing Warrant and the Additional Warrant shall be allocated among the Investors as set forth on Exhibit A hereto.
                                              ---------
     1.3. Closing.
          -------

               (a) Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of shares of the Series C Preferred Stock and the issuance of the Warrants referred to in Sections 1.1 and 1.2 above (the "Closing") will take place on the first business day after all conditions to
 -------
closing (as set forth in Article V herein) are satisfied, at the offices of Dechert, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793, or on such other date to be mutually agreed by the parties hereto (the "Closing Date").
      ------------

               (b) At Closing, the Company will deliver to each Investor (i) a stock certificate representing the number of shares of Series C Preferred Stock set forth opposite such Investor's name on Exhibit A hereto and (ii) a Closing
                                           ---------
Warrant and an Additional Warrant exercisable for the number of shares of Common Stock set forth opposite such Investor's name on Exhibit A, registered in the
                                                 ---------
name of such Investor, or an affiliate or associate of such Investor, as such Investor may designate in writing to the Company.

                                  ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY
                                 --------------

          The Company hereby represents and warrants to the Investors as follows:

     2.1. Approval of the Board of Directors.  The Board of Directors of the
          ----------------------------------
Company has taken all actions necessary or appropriate to authorize and to ratify the execution, delivery and performance of this Agreement and each other Document, other agreement or instrument contemplated herein and the transactions contemplated hereby, including authorization of the issuance, sale and delivery of the shares of Series C Preferred Stock and the Warrants, and declared advisable and submitted to the stockholders for approval and recommended that the stockholders approve (a) the amendment to the Company's Restated Certificate of Incorporation increasing the Company's authorized shares of Common Stock (the "Amended Restated Certificate of Incorporation"), and (b) the transactions
 ---------------------------------------------
contemplated herein (the approvals referred to in clauses (a) and (b) hereof, referred to hereinafter as the "Stockholder Approval").
                                --------------------

     2.2. Issuance of Preferred Stock and Warrants and Reservation of Common
          ------------------------------------------------------------------
Shares.
------

               (a) Subject to Stockholder Approval, the issuance, sale and delivery of the shares of Series C Preferred Stock have been duly authorized by all requisite corporate action of the Company and the shares of Series C Preferred Stock to be issued to the Investors in accordance with the terms of this Agreement and the Certificate of Designation (as defined in Section 4.4), when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable, free and clear of any Liens (as defined in Section 2.2(b)) and not subject to preemptive or other similar rights of the stockholders of the Company. Subject to Stockholder Approval and the terms and conditions hereof, the Company shall authorize the reservation of and the issuance of the shares of Common Stock reserved for issuance upon conversion of the Series C Preferred Stock and as otherwise set forth in the Certificate of Designation, in accordance with the Certificate of Designation, and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable, free and clear of any Liens (as defined in Section 2.3(b)) and not subject to preemptive or other similar rights of the stockholders of the Company.

               (b) Subject to Stockholder Approval, the issuance and delivery of the Warrants have been duly authorized by all requisite corporate action of the Company and the Warrants to be issued to the Investors in accordance with the terms of this Agreement and the terms of the Warrants (attached hereto as Exhibit C-1 and Exhibit C-2), when issued and delivered in accordance with the
-----------     -----------
terms of this Agreement will be validly issued, fully paid and non-assessable, free and clear of any Liens (as defined in Section 2.3(b)) and not subject to preemptive or other similar rights of the stockholders of the Company. Subject to Stockholder Approval and the terms and conditions hereof, the Company shall authorize the reservation of and the issuance of the shares of Common Stock reserved for issuance upon exercise of the Warrants, in accordance with the Warrants, and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable, free and clear of any Liens (as defined in Section 2.3(b)) and not subject to preemptive or other similar rights of the stockholders of the Company.

               (c) The Series B Preferred Stock Certificate of Designation, Preferences and Rights (the "Series B Certificate of Designation") has been duly
                             -----------------------------------
authorized by all requisite corporate action of the Company and has been filed with the Secretary of State of the State of Delaware and the shares of Series B Preferred Stock are validly issued, fully paid and non-assessable, free and clear of any Liens (as defined in Section 2.2(b)) and not subject to preemptive or other similar rights of the stockholders of the Company. The Company has authorized the reservation of and the issuance of the shares of Common Stock reserved for issuance upon conversion of the Series B Preferred Stock and as otherwise set forth in the Certificate of Designation, in accordance with the Certificate of Designation.

     2.3. Organization and Qualification.
          ------------------------------

               (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified reasonably could not be expected to have a Material Adverse Effect.

               (b) Each of the Company's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each of the Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified reasonably could not be expected to have in a Material Adverse Effect. All of the outstanding shares of capital stock of each of the Subsidiaries have been validly issued, are fully paid and non-assessable and, except as set forth on Schedule 2.3(b), are owned by the Company free and clear of all pledges, claims, equities, options, liens, charges, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital
                                              -----
stock of each of the Subsidiaries and except as set forth on Schedule 2.3(b), the Company does not have any other subsidiaries, nor does it own any capital stock or other proprietary interest or other voting control, directly or indirectly, in any corporation, association, trust, partnership, limited liability company, joint venture or other entity.

     2.4. Capitalization.
          --------------

               (a) As of April 16, 2001, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, 19,872,242 of which are issued and outstanding, and 1,000,000 shares of Preferred Stock, of which (i) 100,000 are designated as Series A Preferred Stock, none of which are issued or outstanding, and (ii) 300,000 are designated as Series B Preferred Stock, all of which are issued and outstanding. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, and (x) have not been issued in violation of any preemptive rights, rights of first refusal or offer or similar rights of any person, and (y) have been offered and sold in compliance with the Securities Act and applicable state securities laws. As of the date of this Agreement, the shares of Series B Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights, rights of first refusal or offer or similar rights of any person. No shares of Preferred Stock are held in the treasury of the Company and there are no options, warrants, or other rights are outstanding to acquire Preferred Stock, nor are such rights authorized to be issued with the exception of rights related to Series A Preferred Stock pursuant to the Rights Agreement referred to in Section 2.22 below.

               (b) Other than as disclosed in the SEC Documents (as defined in Section 2.7 below), there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, or (ii) options, warrants, calls or other rights to acquire from the Company or any of its Subsidiaries, or other obligations or understandings or arrangements of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries or securities convertible into or exchangeable for shares of capital stock of the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries (or any of the other securities set forth in the previous sentence). Except as pursuant to this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any arrangement, agreement, instrument or order (i) relating to the transfer of any shares of capital stock of the Company or any of its Subsidiaries, (ii) relating to the dividend or voting rights of any shares of capital stock of the Company or any of its Subsidiaries, (iii) granting, or obligating the Company or any of its Subsidiaries to grant, to any person any preemptive right, (iv) relating to rights to registration under the Securities Act or any other securities laws of any shares of capital stock of the Company or any of its Subsidiaries, or (v) limiting or restricting the ability of the Company (A) from issuing the Series C Preferred Stock and Warrants as contemplated herein, or (B) from declaring and/or paying dividends as set forth in the Certificate of Designation. Neither the Company nor any of its Subsidiaries has outstanding any loans to any person (as defined in Section 7.12(g)) in respect of the purchase of securities issued by the Company or any of its Subsidiaries.

     2.5. Authorization and Enforceability.  Subject to Stockholder Approval,
          --------------------------------
the Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Document, agreement or instrument contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and each other Document, agreement or instrument executed or to be executed by the Company in connection herewith and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of the Company. This Agreement and each other Document, agreement or instrument contemplated hereby, has been or will be duly and validly executed and delivered by the Company and, assuming this Agreement and each other Document, agreement or instrument executed, or to be executed, by the Company in connection herewith and subject to Stockholder Approval, constitutes a valid and binding obligation of the Investors, this Agreement and each other Document, agreement or instrument contemplated hereby, constitutes or will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

     2.6. Absence of Certain Changes.  Except as disclosed in the SEC Documents
          --------------------------
(as defined in Section 2.7 below) or as contemplated by this Agreement, since September 30, 2000, the Company has operated in the ordinary course and no event has occurred, and no circumstance exists, that reasonably could be expected to have a Material Adverse Effect. Except as disclosed in the Company's SEC Documents, since September 30, 2000, there has not been (a) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any of its Subsidiaries or any redemption or other acquisition by the Company or any of its Subsidiaries of any shares of Common Stock or other equity securities of the Company or any of its Subsidiaries, (b) any entry into any agreement, commitment or transaction by the Company or any of Subsidiaries, which is material to the Company and any of its Subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business, consistent with prior practice, other than the sale of the Company's Locomotive, Flow and Specialty Products Group and its wholly-owned subsidiary, ABC-NACO Rail Systems Inc.; (c) any split, combination or reclassification of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (d) any damage, destruction or loss, whether or not covered by insurance, that could reasonably be expected to have a Material Adverse Effect; or (e) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in United States generally accepted accounting principles ("GAAP"), consistently
                                                         ----
applied.

     2.7. Reports; Financial Statements.
          -----------------------------

               (a) Since February 19, 1999, the Company, and to the best of the Company's knowledge, from January 1, 1997 until February 19, 1999, the Company's predecessor ABC Rail Products Corporation, have filed all required forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated thereunder (collectively (together with the Form 10-K for the year ending December 31, 2000, to be filed with the SEC within two days of the date hereof in the form previously provided to the Investors), the "SEC Documents"), all of which have
                                            -------------
complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act. None of such forms, reports or documents at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document filed and publicly available prior to the date hereof, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries, as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that, individually or in the aggregate are not material to a fair presentation of the consolidated financial position of the Company and its Subsidiaries).

               (b) The unaudited financial statements for the Company and its Subsidiaries for the two month period ended February 28, 2001 (all such unaudited financial statements are referred to as the "Unaudited Financial
                                                       -------------------
Statements"), provided to the Investors comply as to form in all material
----------
respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year end audit adjustments that, individually or in the aggregate are not material to a fair presentation of the consolidated financial position of the Company and its Subsidiaries).

     2.8. Absence of Undisclosed or Contingent Liabilities.  Except as and to
          ------------------------------------------------
the extent disclosed in the SEC Documents or accrued on the balance sheet included in the Unaudited Financial Statements, and except for liabilities incurred since the date of the latest balance sheet included in the Company's Unaudited Financial Statements in the ordinary course of business consistent with past practice and otherwise not in contravention of this Agreement (including but not limited to the representations and warranties of the Company contained herein) which individually and in the aggregate are not material, the Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute, contingent, liquidated, unliquidated or otherwise) that reasonably could be expected to have a Material Adverse Effect. Since the date of the Unaudited Financial Statements, the Company has operated in the ordinary course and there has not been any Material Adverse Effect or any change or occurrence which reasonably could be expected to have a Material Adverse Effect.

     2.9. Compliance with Laws; No Violation; Consents and Approvals.
          ----------------------------------------------------------

               (a) Each of the Company and its Subsidiaries is in compliance, in all material respects, with all treaties, statutes, laws, rules, regulations, ordinances, orders, and decrees, whether federal, state, local, or foreign ("Laws") applicable to any of them.
  ----

               (b) Neither the execution and delivery of this Agreement or any Document, agreement or instrument contemplated hereby by the Company nor the consummation of the transactions contemplated hereby or thereby will conflict with, or result in any violation or breach of, or constitute a default (or give rise to any right of termination, modification (including, in the case of leases, any change in the amount of rent), cancellation or acceleration or result in the creation or imposition of (with or without notice or lapse of time, or both), any Liens upon any of the properties or assets or the Company or its Subsidiaries) under, (i) the Restated Certificate of Incorporation (subject to the filing of the Amended Restated Certificate of Incorporation) or bylaws of the Company (the "Bylaws") or similar organizational and governance documents of
                  ------
any of its Subsidiaries, each as amended, (ii) the terms, conditions or provisions of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or to their properties or assets, or (iii) any permit, license, approval, franchise, or other governmental or regulatory authorization held or used by or binding upon the Company or any of its Subsidiaries or their properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, breaches, defaults, rights or Liens that, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect.

               (c) No consent, approval, order or authorization of, or registration, declaration or filing with, (w) the stockholders of the Company,
(x) any Federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof) or court or arbitrator, domestic or foreign (an "Authority"), (y) NASDAQ, or (z) any third
                                     ---------
party, is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or each other Document, agreement or instrument contemplated hereby by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of a notice on Form D or such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement or any other Document or instrument contemplated hereby and the transactions contemplated hereby or thereby, (ii) Stockholder Approval, (iii) the filing of the Certificate of Designation (as such term is defined in Section 4.4) with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law (the "DGCL"), (iv) applicable state "blue sky" filings, if any,
                      ----
and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings, which have been obtained or made or the failure of which to be obtained or made, individually or in the aggregate, reasonably could not be expected to have a Material Adverse Effect.

     2.10. Litigation.  There are no pending or, to the knowledge of the
           ----------
Company, threatened claims, arbitration proceedings, actions, suits, investigations or other proceedings against or involving the Company or any of its Subsidiaries, individually or in the aggregate, or any of the property or rights of the Company or any of its Subsidiaries, the outcome of which if adverse to the Company or any of its Subsidiaries reasonably could be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiaries is subject to or bound by any order, judgment, writ, injunction or decree of any Authority.

     2.11. Employment Agreements.  Except as set forth on Schedule 2.11, the
           ---------------------
Company has no (a) consulting or similar agreements having a term of greater than three months, (b) employment agreements or an agreements which calls for the payment of compensation to any employee or former employee (including any bonus) or (c) agreements which call for severance payments or any payments in connection with a "change in control" of the Company.

     2.12. ERISA Compliance.
           ----------------

               (a) Except as set forth in the SEC Documents, each employee benefit plan, as defined in ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), and all other arrangements maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any employee, former employee, director or officer of the Company or under which the Company or any ERISA Affiliate has any liability with respect to any employee, former employee, director or officer of the Company ("Employee
                                                                       --------
Benefit Plans") (including any related trust) complies in form with, and has at
-------------
all times been maintained and operated in compliance, in all material respects, with its terms and, the requirements of all applicable laws, including, without limitation, ERISA, and the Internal Revenue Code of 1986, as amended (the "Code") and the Consolidated Omnibus Budget Reconciliation Act. No condition or
 ----
circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan.

               (b) As used herein, the capitalized terms below have the following meanings:

                    (i)  "ERISA" means the Employee Retirement Income Security
                          -----
Act of 1974, as amended.

                    (ii) "ERISA Affiliate" means (A) any corporation included
                          ---------------
with the Company in a controlled group of corporations within the meaning of
Section 414(b) of the Code; (B) any trade or business (whether or not incorporated) which is under common control with the Company within the meaning of Section 414(c) of the Code; (C) any member of an affiliated service group of which the Company is a member within the meaning of Section 414(m) of the Code; or (D) any other person treated as an affiliate of the Company under Section 414(o) of the Code.

     2.13. Taxes.  The Company and each of its Subsidiaries have filed all
           -----
Federal income tax returns and all other tax returns and reports (whether foreign, state or local) required to be filed by them, the failure of which to file reasonably could be expected to have, individually or in the aggregate, a Material Adverse Effect. All such returns are complete and correct in all material respects except for payment of taxes being contested in good faith and in accordance with applicable procedures. The Company and each of its Subsidiaries have paid all taxes due for the periods for which such returns were filed and all material taxes for which no return was required to be filed, and the Financial Statements reflect an adequate reserve for all Taxes payable by the Company and each of its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The Federal income tax returns of the Company and its Subsidiaries have been properly and timely filed with the Internal Revenue Service for all years through December 31, 1999 and the Company is not aware of any material deficiency being proposed, asserted or assessed against the Company or any of its Subsidiaries. As used in this Agreement, "Taxes" shall include all
                                                        -----
Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

     2.14. Environmental Matters.  To the Company's knowledge, the business,
           ---------------------
assets and properties of the Company and each Subsidiary are and have been operated and maintained in compliance, in all material respects, with all applicable federal, state, city, county and local environmental protection laws and regulations (collectively, "Environmental Laws"). To the Company's
                                ------------------
knowledge, no event has occurred which, with or without the passage of time or the giving of notice, or both, would constitute non-compliance by either the Company or any Subsidiary with, or a violation by either the Company or any Subsidiary of, the Environmental Laws. Neither the Company or any Subsidiary nor any of their respective predecessor companies has caused or permitted to exist, as a result of an intentional or unintentional act or omission, a disposal, discharge or release (as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended) of wastes, pollutants, contaminants or hazardous or toxic substances, on or from any site which currently is or formerly was owned, leased, occupied or used by either the Company or any Subsidiary or any predecessor company, except where such disposal, discharge or release was in compliance with the Environmental Laws. There is no site (a) which is listed, or proposed for listing on a registry or inventory of inactive hazardous waste sites or sites potentially requiring investigation or response maintained by any Governmental Authority and which is currently is or formerly was owned, leased, occupied or used by either the Company, any Subsidiary or any predecessor company, or (b) with respect to which either the Company, any Subsidiary or, to the Company's knowledge, any predecessor company has received written notice that such Company is considered to be a potentially responsible person for cleanup or other liability in respect of Environmental Laws or about which information has been requested from the Company or any Subsidiary or any of their predecessor companies; and with respect to (b) which reasonably could be expected to have an Material Adverse Effect.

     2.15. Title to Properties.  The Company and its Subsidiaries have good,
           -------------------
valid and marketable title to, or valid leasehold interests in, all their material properties and assets free and clear of all Liens, except as disclosed in the SEC Documents and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that do not materially impair the value or use of the affected properties. The Company and each of its Subsidiaries have complied in all material respects with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect. The Company and each of its Subsidiaries enjoy, in all material respects, peaceful and undisturbed possession under all such leases.

     2.16. Intellectual Property.  For purposes of this Agreement, "Intellectual
           ---------------------                                    ------------
Property" shall mean all industrial and intellectual property rights, including
--------
without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, trade mark registrations, copyrights, copyright applications, copyright registrations, technology, know-how, licenses, trade secrets, proprietary processes and formulae owned or licensed by the Company or its Subsidiaries.
The Company or its Subsidiaries owns, is licensed by the owner or otherwise holds the right to use and enjoy the rights under the Intellectual Property, except where the lack of ownership, license or right to use or enjoy the rights under the Intellectual Property reasonably could not be expected to have a Material Adverse Effect, and the consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. No claims have been asserted by any person or Authority alleging that any of the current or contemplated activities of the Company or any of its Subsidiaries infringe upon or violate any patent, copyright, trademark, trade name, trade secret or other proprietary right of any third party, which if determined adversely to the Company or any Subsidiaries reasonably could be expected to have an Material Adverse Effect. No person or Authority has undertaken a judicial challenge or judicially questioned the validity of the Intellectual Property or the effectiveness of any license or agreement relating thereto to which the Company or any of its Subsidiaries is a party and which reasonably could be expected to have a Material Adverse Effect.

     2.17. Certain Agreements.  Except as set forth in the Flow Purchase
           ------------------
Agreement (as defined below), neither the Company nor any of its Subsidiaries is a party to, or bound by, any contract or agreement that materially limits the ability of the Company or any of its Subsidiaries directly or indirectly to compete in any line of business or with any person in any geographic area during any period of time.

     2.18. Related Transactions.  Except as disclosed in the Company's most
           --------------------
recent proxy statement, no current or former stockholder, director, officer or employee of the Company or any of its Subsidiaries (other than the Investors) nor any relative or "associate" of any such person, is presently, directly or indirectly through his or its affiliation with any other person or entity, a party to any transaction with the Company or any of its Subsidiaries providing for the furnishing of services (other than employment of such individuals by the Company or its Subsidiaries) by or to, or the sale of products by or to, or rental of real or personal property from or to, or otherwise requiring cash payments by or to, any such person. For purposes of this Agreement, a transaction of the type described in this Section 2.18 is sometimes herein referred to as a "Related Transaction."
                  -------------------

     2.19. Offering of Shares of Series C Preferred Stock.  Neither the Company
           ----------------------------------------------
nor any person acting on its behalf has taken or will take any action (including, without limitation, any offering of any securities of the Company under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the shares of Series C Preferred Stock), which might subject the offering, issuance and sale of the shares of Series C Preferred Stock to the registration requirements of Section 5 of the Securities Act.

     2.20.    Disclosure. To the Company's knowledge, no representation or
              ----------
warranty made by the Company, nor any of the documents or written information furnished or to be furnished by or on behalf of the Company to the Investors in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained therein not misleading.

     2.21.    Broker's Fees. The Company has not employed any broker or finder
              -------------
or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

     2.22.    Rights Agreement. The Investors, and any of their permitted
              ----------------
assignees, shall not be deemed an Acquiring Person pursuant to the Rights Agreement, dated as of September 29, 1995, as amended, up to the date hereof (the "Rights Agreement"), between the Company and La Salle National Trust, N.A.
      ----------------
The execution, delivery or performance of this Agreement or the transactions contemplated hereby shall not constitute an event triggering the rights afforded under the Rights Agreement.


                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                               OF EACH INVESTOR
                               ----------------

              Each Investor hereby represents and warrants to the Company, severally and not jointly, as follows:

     3.1.     Organization. Each Investor, who is not an individual, is duly
              ------------
organized or formed, validly existing and in good standing under the laws of the State of Delaware and have the requisite corporate or other power to carry on its business as it is now being conducted.

     3.2.     Authority Relative to this Agreement; No Conflict. Each Investor
              -------------------------------------------------
has the requisite corporate or other power, capacity and authority to execute and deliver this Agreement, to perform such Investor's obligations hereunder and to consummate the transactions contemplated hereby without the consent of any other person (except for such consents as have heretofore been obtained). This Agreement has been duly and validly executed and delivered by each Investor and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of each Investor enforceable against such Investor in accordance with its terms, and will not conflict with any other agreement to which such Investor is a party.

     3.3.     Investment Intent. The shares of Series C Preferred Stock and the
              -----------------
Warrants being acquired hereunder are being purchased by each Investor for investment for such Investor's own account, and not with a view to any resale, distribution or other transfer thereof that would violate the Securities Act, or the applicable state securities laws of any state. None of the

Investors will distribute the shares of Series C Preferred Stock in violation of the Securities Act or the applicable securities laws of any state.

     3.4.  Economic Risk. Each Investor is well versed in financial matters, has
           -------------
had extensive dealings over the years in securities and is fully familiar with the operating history and financial results of the Company and is fully capable of understanding the type of investment being made pursuant to this Agreement and the risks involved in connection therewith. Each Investor is financially able to hold the Series C Preferred Stock for long-term investment, believes that the nature and amount of the Series C Preferred Stock being acquired by the Investor are consistent with the Investor's overall investment program and financial position, and recognizes that there are substantial risks involved in the acquisition of the Series C Preferred Stock.

     3.5.  Litigation. There is no action, suit, investigation or proceeding
           ----------
pending against, or to the knowledge of the Investor, threatened against or affecting, such Investor before any Authority that in any manner challenges or seeks to prevent, enjoin, alter or materiality delay the transactions contemplated this Agreement.

     3.6.  Additional Representations. Each Investor: (a) is an accredited
           --------------------------
investor within the meaning of Rule 501(a) under the Securities Act; (b) is aware of the limits on resale imposed by virtue of the nature of the transactions contemplated by this Agreement and is aware that the certificates representing the Investor's respective ownership of Series C Preferred Stock will bear related restrictive legends; (c) is acquiring the shares of the Company hereunder without registration under the Securities Act in reliance on the exemption from registration contained in Section 4(2) of the Securities Act;
(d) has been given the opportunity to ask questions of, and receive answers from, the officers of the Company regarding the Company, its current and proposed business operations and the Series C Preferred Stock, and the officers of the Company have made available to each Investor all documents and information that the Investor has requested relating to an investment in the Company; (e) has access to all of the Company's public filings with the SEC; (f) acknowledges that the Company is entering into this Agreement in reliance upon the Investor's representations and warranties and other covenants and agreements contained herein; and (g) acknowledges that each Investor is entering into this Agreement in reliance upon the Company's representations and warranties and other covenants and agreements contained herein.

     3.7.  Rule 144. Each Investor acknowledges that the Series C Preferred
           --------
Stock must be held indefinitely unless registered under the Securities Act or unless an exemption for such registration is available. Each Investor is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations. Each Investor agrees that prior to any proposed transfer of the Series C Preferred Stock, such Investor shall give notice to the Company describing the manner and circumstances of the proposed transfer and, if reasonably requested by the Company, such Investor shall deliver an opinion of legal counsel, addressed to the Company, to the effect that the proposed transfer may be effected without registration under the Securities Act.

     3.8.  Broker's Fees. None of the Investors has employed any broker or
           -------------
finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby.

                                  ARTICLE IV

                                   COVENANTS
                                   ---------

     4.1.  Conduct of Business of the Company. During the period from the date
           ----------------------------------
of execution of this Agreement up to and including the Closing Date, the Company and each of its Subsidiaries will each conduct its business and operations according to its ordinary and usual course of business and consistent with past practice.

     4.2.  Access to Information.
           ---------------------

               (a) Between the date of execution of this Agreement and the Closing Date, the Company will upon reasonable notice (i) give the Investors and their authorized representatives access during regular business hours to all of the Company's and its Subsidiaries' offices and to all books and records of it,
(ii) permit the Investors to make such inspections as it may require (and the Company shall cooperate with Investor in any inspections), and (iii) cause its officers and those of its Subsidiaries to furnish the Investors with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as the Investors may from time to time request. The Investors shall maintain the confidentiality of any confidential and proprietary information so obtained by it which is not otherwise available from other sources that are free from similar restrictions; provided, however, that the foregoing shall in no way limit or otherwise
--------  -------
restrict the ability of the Investors or such authorized representatives to disclose any such information concerning the Company or its Subsidiaries which it may be required to disclose (x) to its partners, board members or stockholders, to the extent required to satisfy its fiduciary obligations to such persons, or (y) otherwise pursuant to or as required by law; provided that,
                                                                  --------
to the extent legally permitted, the Investors will notify the Company of such disclosure and afford the Company an opportunity to oppose promptly such disclosure.

               (b) The Company will provide Investors with copies of the Form 10-K for the year ended December 31, 2000 as filed with the SEC, immediately upon the Company's completion of such Form 10-K.

     4.3.  Reasonable Best Efforts. Subject to the terms and conditions herein,
           -----------------------
each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Such reasonable best efforts shall include, without limitation, (a) the obtaining of all necessary consents, approvals or waivers from third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, and (b) opposing vigorously, to the extent commercially reasonable, any litigation or administrative proceeding relating to this Agreement or the transactions contemplated hereby, including, without limitation, to the extent commercially reasonable, promptly appealing any adverse court or agency order. Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, neither the Investors nor any of their affiliates shall be under any obligation of any kind to enter into any negotiations or to otherwise agree with any Authority, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or any other party to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, the Investors or any of the Investors' affiliates.

     4.4.  Amendments to the Restated Certificate of Incorporation. On or before
           -------------------------------------------------------
the Closing, the Board of Directors of the Company will have adopted the resolutions set forth in Exhibit B to this Agreement, and the Company will have
                         ---------
filed (i) a Certificate of Designation, Preferences and Rights of Series C Cumulative Convertible Participating Preferred Stock in the form of Exhibit B-1
                                                                    -----------
hereto (the "Certificate of Designation" ), (ii) a Certificate of Designation,
             --------------------------
Preferences and Rights of Series B-1 Cumulative Convertible Participating Preferred Stock in the form of Exhibit B-2 hereof, and (iii) the amendment to
                               -----------
the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock in the form of Exhibit B-3 hereto; each with
                                                 -----------
the Secretary of State of the State of Delaware.

     4.5.  Public Announcements. The Company and its Subsidiaries shall consult
           --------------------
with the Investors and obtain the prior approval and consent of the Investors before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby, except as may be required by law, in which case the Company and its Subsidiaries shall use its good faith efforts to review the contents of any such announcement with the Investors and obtain the approval and consent of the Investors reasonably in advance of the public release of such announcement.

     4.6.  Responsibilities of Company; Consent of Stockholders.
           ----------------------------------------------------

               (a) On or before the Closing, so long as twenty-five percent (25%) of the originally issued shares of Series B-1 Cumulative Convertible Participating Preferred Stock

("Series B-1 Preferred Stock") are held by the Investors, the holders of shares of Series B-1 Preferred Stock shall be entitled to nominate three (3) persons to the Company's Board of Directors (the "Investors Nominees") whether by annual
                                       ------------------
meeting, special meeting, written consent or otherwise. A vacancy in any directorship entitled to be elected by the holders of record of shares of Series B-1 Preferred Stock (including without limitation, a vacancy resulting from the decision during an earlier election by the holders of the Series B-1 Preferred Stock not to fill the directorship to be held by the Investors Nominees shall be filled only by vote or written consent of the holders of record of shares of Series B-1 Preferred Stock and Series C Preferred Stock, in the manner set forth in the Series B-1 Certificate of Designation. Each Investors Nominee who shall have been elected as provided in Paragraph A.8(b) of the Series B-1 Certificate of Designation may be removed during his or her term of office, whether with or without cause, by the holders of record of a majority of the shares of Series B-1 Preferred Stock then outstanding. The holders of records of a majority of the shares of Series B-1 Preferred Stock then outstanding shall have the right to call meetings of the Board of Directors and management of the Corporation, upon no less than ten (10) calendar days' prior written notice; provided, that such
                                                           --------
meetings are called no more frequently than once per fiscal quarter. The
Board of Directors shall not be permitted to establish any committees unless one
(1) elected Preferred Nominee is invited to serve on such committee, including any special committee created by the Board of Directors not in the ordinary course of business, and the Corporation shall cause such elected Preferred Nominee to be so appointed. Upon the execution and delivery of the Amended and Restated Investors Rights Agreement, all rights of the Series B-1 Preferred Stockholders in this Section 4.6(a) shall be terminated.

               (b) On or before Closing, in accordance with the relevant provisions of the NASD Manual - The NASDAQ Stock Market, the DGCL, the Restated Certificate of Incorporation and Bylaws, the Common Stockholders and the Series B-1 Preferred Stockholders of the Company shall have approved and authored (i) the execution of this Agreement and each other Document, other agreement or instrument contemplated herein and the transactions contemplated hereby, including authorization of the issuance, sale and delivery of the shares of Series C Preferred Stock and the Warrants, (ii) an amendment to the Company's Restated Certificate of Incorporation increasing the authorized number of shares of Common Stock, (iii) elected of the Investors' Nominees to the Company's Board of Directors and (iv) any other matters necessary to effectuate the closing of the transactions contemplated herein.

               (c) The Company will deliver to the Investors an accurate listing of all Common Stockholders that have indicated that they will agree to vote all of their shares of Common Stock in favor of the terms set forth in
Section 4.6(b). In addition to such list, the Company will deliver to the Investors evidence that a voting agreement in the form of Exhibit D has been
                                                          ---------
executed by the parties thereto and is in full force and effect.

     4.7.    Sale of Stock. The Investors and their successors and assigns shall
             -------------
not engage in any short selling of the Company's securities, other than in the process of an orderly liquidation of the Investor's holdings of shares of Series C Preferred Stock, which shall not exceed five percent on a daily basis of the Investors' holdings of such stock as of the date of this Agreement.

     4.8.  Payment of Investors' Fees and Expenses.  The Company shall pay the
           ---------------------------------------
Investors' reasonable costs and expenses in connection with the transactions contemplated hereby, including, but not limited to: (i) Investors' out-of-pocket costs and expenses related to (A) Investors' business due diligence and (B) any filings that are required by the Exchange Act, the Securities Act or any state "blue sky" laws; and (ii) the reasonable fees and expenses of Investors' outside counsel incurred in connection with the transactions contemplated hereby, including Investors' due diligence (the costs and expenses described to in clauses (i) and (ii) are referred to collectively as the "Investors' Expenses").
                                                          -------------------

     4.9.  Advisory Fee Letter. On or before the Closing Date, the Company will
           -------------------
execute and deliver to FS Private Investors III LLC an advisory fee letter in the form attached hereto as Exhibit E (the "Advisory Fee Letter").
                            ---------       -------------------


                                   ARTICLE V

                             CONDITIONS TO CLOSING
                             ---------------------

     5.1.  Conditions to Investors' Obligations for Closing.  The obligation of
           ------------------------------------------------
each Investor to effect the purchase of shares of Series C Preferred Stock and the Warrants contemplated by Sections 1.1(a) and 1.2(a) of this Agreement is subject to the satisfaction or written waiver of the following conditions in the Investor's sole discretion:

               (a) the representations and warranties of the Company contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and the representations and warranties of the Company that are qualified by materiality shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except, in either case, to the extent any such representation and warranty specifically refers to a particular date, in which case such representation and warranty shall be true and correct as of such date), and the Company shall have performed, in all material respects, all of its obligations under this Agreement required to be performed by the Company prior to the Closing Date;

               (b) there shall not have occurred any Material Adverse Effect or any violation of Law by the Company or its Subsidiaries that reasonably could be expected to have a Material Adverse Effect;

               (c) there shall not have occurred any event which has resulted in or may result in the Company seeking protection from its creditors under any chapter or provision of the United States Bankruptcy Code;

               (d) each Investor shall have received a certificate of the President, Chief Executive Officer or Chief Financial Officer of the Company, on behalf of the Company, certifying as to the fulfillment of the conditions set forth in clauses (a) through (c) above;

               (e) no statute, rule, regulation, judgment, order or injunction shall be enacted, entered, promulgated or enforced (i) challenging the transactions contemplated hereby, seeking to restrain or prohibit the transactions contemplated hereby or seeking any damages material in relation to the Company or any Investor, (ii) seeking to impose limitations on the ability of each Investor to acquire or hold, or exercise full rights of ownership of any shares of Series B Preferred Stock, Series C Preferred Stock or the Warrants, including the right to vote such shares or (iii) that otherwise reasonably could be expected to have a Material Adverse Effect;

               (f) each Investor shall have been provided with evidence satisfactory to the Investor in such Investor's reasonable discretion that the Board of Directors of the Company has approved the transactions contemplated by this Agreement for purposes of Section 203 of the DGCL;

               (g) each Investor shall have received a certificate, dated the Closing Date, duly executed by the Secretary of the Company certifying as to (i) the attached copy of resolutions of the Board of Directors of the Company authorizing and approving or ratifying the execution, delivery and performance of this Agreement and the other documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby and stating that such resolutions have not been modified, amended, revoked or rescinded, and (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and any other document or instrument contemplated hereby;

               (h) each Investor shall have received a certificate signed by the President, Chief Executive Officer or Chief Financial Officer certifying to the Stockholders Approval;

               (i) each Investor shall have received a copy of a certificate of the Secretary of State of the State of Delaware certifying as to the Company's due organization, valid existence and good standing as a domestic corporation in the State of Delaware as of a date not more than two (2) business days prior to the Closing Date;

               (j) each Investor shall have received an opinion of Schiff Hardin & Waite, outside counsel to the Company, dated as of the Closing Date, in the form attached hereto as Exhibit F-1;
                            -----------

               (k) each Investor shall have received an opinion of Company counsel, dated as of the Closing Date, in the form attached hereto as Exhibit F-2;
-----------

               (l) the Company shall have received (and furnished to each Investor evidence thereof reasonably satisfactory to each Investor) any necessary or required approvals or consents from all Authorities and other third parties necessary or required to complete the transactions contemplated hereby, and such approvals and consents shall not have been withdrawn or expired as of the Closing Date and the Certificate of Designation shall have been duly filed with the Secretary of State of the State of Delaware;

               (m) the Company and its lenders shall have amended (and furnished to each Investor evidence thereof reasonably satisfactory to each Investor) its Credit Agreement in accordance with the terms of the Lender Commitment Letter attached hereto as Exhibit G;
                                     ---------

               (n) the Company shall have executed and delivered to each Investor the Amended and Restated Investors Rights Agreement in the form attached hereto as Exhibit H;
                   ---------

               (o) each Investor shall have received evidence satisfactory to such Investor of the Closing of the asset purchase agreement by and among the Company, NACO, Inc., National Castings Inc., NACO Flow Products, Inc., National Engineered Products Company, Inc. and Matrix Metals LLC (the "Flow Purchase
                                                              -------------
Agreement");
---------

               (p) each Investor shall have received evidence satisfactory to such Investor that the Company has obtained all stockholder approvals required by NASDAQ in connection with the transactions contemplated herein;

               (q) each Investor shall have received a copy of the Company's Form 10-K along with a signed copy of its report of independent auditors for the year ended December 31, 2000, which report shall be unqualified in all material respects;

               (r) the Company shall have taken all steps necessary to ensure that, effective upon the Closing, the three Series B-1 Preferred Stock Nominees and the Company's Chief Executive Officer are elected to the Board of Directors of the Company;

               (s) the Company shall have paid the Investors' reasonable costs and expenses in connection with the transactions contemplated hereby, including, but not limited to the Investors' Expenses;

               (t) each Investor shall have been provided with evidence satisfactory to each Investor in its reasonable discretion that the Rights Agreement shall have been amended in a manner reasonably satisfactory to the Investors to provide among other things (i) that an acquisition of shares by the Investors and its transferees will be excluded from the provisions of the Rights Agreement, (ii) that the Investors' affiliates shall be able to continue to engage in market making activities in the Company's securities in accordance with the National Association of Securities Dealers, Inc.'s rules and (iii) that such activities and the consummation of the transactions contemplated hereby and the conversion of the Series C Preferred Stock and the exercise of the Common Stock Warrants shall not cause the rights afforded pursuant to the Rights Agreement to become exercisable;

               (u) each Investor shall have been provided with evidence satisfactory to the Investor that the Company's Indenture dated as of January 15, 1997 (as supplemented, amended or modified) between ABC Rail Products Corporation and First Trust National Association (the "Subordinated Debt") has
                                                       -----------------
been amended in a manner reasonably satisfactory to the Investors to, among other things, waive any financial covenant defaults or any other defaults and to amend the financial covenants as to future periods in a fashion reasonably satisfactory to the Investors and such further amendments to permit the transactions contemplated hereby, including compliance with the terms of the Series C Preferred Stock and Common Stock Warrants and includes, without limitation, a waiver of any change of control that may result from a conversion of the Series C Preferred Stock or the exercise of the Common Stock Warrants and such further amendments as are necessary;

               (v) each Investor shall have been provided with evidence satisfactory to the Investor that the Company has paid, in full, the Series B Dividend to the holders of the Series B Preferred Stock as required by the terms of the Senior Second Secured Financing Commitment Letter (attached hereto as
Exhibit I);
---------
               (w) each Investor shall have been provided with evidence satisfactory to the Investor that the Advisory Fee Letter has been duly and validly executed and delivered by the Company and that all obligations thereunder have been fulfilled; and

               (x) all shares of Series B Preferred Stock shall have been exchanged for shares of Series B-1 Preferred Stock in accordance with the terms of the Exchange Agreement dated as of April 17, 2001 between the Company and the persons named therein.

     5.2.  Conditions to the Company's Obligations for the Closing.  The
           -------------------------------------------------------
obligations of the Company to effect the sale of shares of Series C Preferred Stock and the Warrants contemplated by Sections 1.1(a) and 1.2(a) of this Agreement are subject to the satisfaction or written waiver of the following conditions:

               (a) the representations and warranties of each Investor contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and the representations and warranties of each Investor that are qualified by materiality shall be true and correct on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except, in either case, to the extent any such representation and warranty specifically refers to a particular date, in which case such representation and warranty shall be true and correct as of such date), and each Investor shall have performed, in all material respects, all of its obligations under this Agreement required to be performed by each Investor prior to the Closing Date;

               (b) the Company shall have received certificates from the authorized officer of each Investor, certifying as to the fulfillment of the condition set forth in clause (a) above;

               (c) the Company shall have received payment of the Purchase Price by wire transfer of immediate available funds; and

               (d) each Investor shall have executed and delivered to the Company the Amended and Restated Investors Rights Agreement in the form attached hereto as Exhibit E.
          ---------

                                  ARTICLE VI

                                INDEMNIFICATION
                                ---------------

     6.1.  Indemnification by the Company. The Company shall indemnify, defend
           ------------------------------
and hold harmless each of the Investors and their respective affiliates and its respective members, partners, shareholders, directors, officers, employees and agents from and against any loss, liability, claim, damage or expense (including court and arbitration fees and costs, and reasonable fees and expenses of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals) (a "Loss") suffered or incurred by any such indemnified party
                   ----
resulting from or arising out of (a) any untruth, inaccuracy or breach of any representation or warranty of the Company contained in this Agreement, or (b) any breach of any covenant or obligation of the Company contained in this Agreement; provided that (i) the Investors shall not be permitted to seek
           -------- ----
indemnification under this section 6.1 unless the aggregate amount of Losses with respect to all matters referred to in this Section 6.1 exceeds One Hundred and Twenty-Five Thousand Dollars ($125,000), in which event the Investors shall be entitled to seek indemnity against the Company for the full amount of such Losses, and (ii) the Company's maximum liability under this Section 6.1 shall not exceed Fifteen Million Dollars ($15,000,000).

     6.2.  Indemnification by the Investors. Each of the Investors shall
           --------------------------------
severally indemnify, defend and hold harmless the Company from and against any Loss suffered or incurred by the Company resulting from or arising out of a breach by such Investor of Section 4.7 of this Agreement; provided that (i) the
                                                          --------
Company shall not be permitted to seek indemnification from the Investor under this Section 6.2 unless the aggregate amount of Losses with respect to the matters referred to in this Section 6.2 exceeds One Hundred and Twenty-Five Thousand Dollars ($125,000), in which event the Company shall be entitled to seek indemnity against the Investor for the full amount of such Losses, and (ii) each Investor's maximum liability under this Section 6.2 shall not exceed the amount of its investment hereunder.

     6.3.  Procedure for Indemnification.
           -----------------------------

               (a)  In order for a party (the "indemnified party") to be
                                               -----------------
entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand, made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify
                      -----------------
the indemnifying party in writing of the Third Party Claim within thirty (30) calendar days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification
                   --------  -------
shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, within five (5) business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

                    (i) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, that such counsel reasonably is
                                    --------
not objected to by the indemnified party; and provided, further, that the
                                              --------  -------
indemnifying party first notifies the indemnified party of its intention to assume such defense within thirty (30) calendar days of receipt of notice of a Third Party Claim. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party elects to assume the defense of a Third Party Claim, the indemnified party
(A) will cooperate in all reasonable respects with the indemnifying party in connection with such defense, (B) will not admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the indemnifying party's prior written consent and (C) will agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim, which does not obligate the indemnified party to take or forbear to take any action, and which would not adversely affect the business, operations or properties of the Company.

                    (ii) In the event the indemnifying party shall assume the defense of any Third Party Claim as provided above, the indemnified party shall be entitled to participate in (but not control) such defense with its own counsel at its own expense. If the indemnifying party does not so assume the defense of any such Third Party Claim, the indemnified party may defend the same in such manner as it may deem appropriate including, but not limited to, settling such claim or litigation after giving notice of same to the indemnifying party on such terms as the indemnified party may deem appropriate, and the indemnifying party promptly will reimburse the indemnified party upon written request.

                    (iii) Anything contained in this Agreement to the contrary notwithstanding, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for attorneys' fees and expenses incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages and which, if successful, would adversely affect the business, operations or properties of the indemnified party; provided, however, that if such equitable relief portion
                       --------  -------
of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

     6.4.  Period of Indemnity.
           -------------------

               (a) The obligations to indemnify and hold harmless any indemnified party (i) pursuant to Section 6.1(a) hereof shall terminate when the applicable representation or warranty terminates pursuant to Section 6.4(b) below, (ii) pursuant to Section 6.1(b) shall not terminate, and (iii) pursuant to Section 6.2 shall not terminate during such time as the Investors hold more than five percent of the shares of Series C Preferred Stock and Warrants originally issued; provided, however, that the indemnity obligations shall not
                   --------  -------
terminate with respect to any item as to which the indemnified party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim to the indemnifying party.

               (b) The representations and warranties of the Company contained herein shall expire two (2) years from the Closing Date, except for the representations or warranties contained in (i) Sections 2.12 (ERISA Compliance)
2.13 (Taxes) and 2.14 (Environmental Matters), which shall survive until the running of the applicable statute of limitations; and (ii) Sections 2.1 (Approval of the Board of Directors), 2.2 (Issuance of Preferred Stock and Warrants and Reservation of Common Shares), 2.3 (Organization and Qualification), 2.4 (Capitalization) and 2.5 (Authorization and Enforceability), which shall not expire.

                                  ARTICLE VII

                                 MISCELLANEOUS
                                 -------------

     7.1. Termination; Effect of Termination; Expenses; Fees.
          --------------------------------------------------

               (a) This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                    (i) by mutual written consent of the Company and the Investors; or

                    (ii) by the Investors, if the Closing does not occur by July 15, 2001; provided, however, that the right to terminate this Agreement
               --------  -------
pursuant to this Section 7.1(a) shall not be available to an Investor whose failure to fulfill any of its obligations under this Agreement results in the failure of any such condition; or

                    (iii) by either party if any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

                    (iv) by the Investors, if the Company fails to satisfy any of its conditions to Closing set forth in Section 5.1.

               (b) In the event of termination and abandonment of this Agreement pursuant to Section 7.1(a), this Agreement, except for the provisions of Section 4.2 (only with respect to confidentiality), Article VI and Section 7.1(c), shall forthwith become void and have no effect, without any liability on the part of any party or its respective members, partners, shareholders, directors, officers or shareholders; provided,
                                                                      --------
that nothing in this Section 7.1(b) shall relieve any party to this Agreement of liability for breach of this Agreement.

               (c) In the event of termination or abandonment of this Agreement pursuant to Section 7.1(a) above, the Company shall pay Investors' Expenses up to a maximum of Two Hundred and Fifty Thousand Dollars ($250,000), in the aggregate.

               (d) In the event of termination or abandonment of this Agreement pursuant to Section 7.1(a)(ii)-(iv), the Company shall pay to the Investors a termination fee of Three Million Dollars ($3,000,000) (the "Termination Fee")
                                                            ---------------
payable to the Investors in a single installment, which shall be paid to the Investors not more than three (3) months after the termination or abandonment of this Agreement.

     7.2. Extension; Waiver.  The parties hereto, may (a) extend the time for
          -----------------
the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     7.3. Entire Agreement; Assignment.  This Agreement (including the Schedules
          ----------------------------
and Exhibits hereto) and the other documents and instruments contemplated hereby, (a) constitute the entire agreement among the parties with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise; provided, that each Investor may assign any of its rights
                     --------
and obligations hereunder to any affiliate of such Investor prior to Closing and after Closing to any person, but no such assignment shall relieve Investor of its obligations hereunder unless such assignee or transferee agrees in writing to be bound by the terms hereof as though an original signatory hereto. Either an Investor or any affiliate or associate of such Investor may purchase shares of Series C Preferred Stock under this Agreement.

     7.4. Enforcement of the Agreement; Governing Law; Jurisdiction.  The
          ---------------------------------------------------------
parties hereto agree that Investor would suffer irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Company. It is accordingly agreed that Investor shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state court located in the State of New York, or the United States District Court for the Southern District of New York or any federal court in the State of New York (as to which the Company agrees to submit to jurisdiction for the purposes of such or any other action), this being in addition to any other remedy to which Investor is entitled at law or in equity. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     7.5. Validity.  The invalidity or unenforceability of any provision of this
          --------
Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

     7.6. Notices.  All notices, requests, claims, demands and other
          -------
communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, facsimile transmission with confirmation of receipt, or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

               if to Investors:
               ---------------

               55 East 52nd Street, 37/th/ Floor
               New York, NY 10055-0002
               Attention: James L. Luikart
               Phone:     (212) 409-5600
               Fax:       (212) 409-5874

               with a required copy to:
               -----------------------

               Dechert
               4000 Bell Atlantic Tower
               1717 Arch Street
               Philadelphia, PA 19103-2793
               Attention: Carmen J. Romano, Esq.
               Phone:     (215) 994-4000
               Fax:       (215) 994-2222

               if to the Company:
               -----------------

               ABC-NACO Inc.
               2001 Butterfield Road
               Suite 502
               Downers Grove, IL 60515
               Attention: Vaughn Makary
               VP and Corp. Treasurer
               Phone:     (630) 852-1300
               Fax:       (630) 737-0162

               with required copies to:
               -----------------------

               ABC-NACO Inc.

               2001 Butterfield Road
               Suite 502
               Downers Grove, IL 60515
               Attention: Mark F. Baggio, Esq.,
               VP, General Counsel and Secretary
               Phone:     (630) 852-1300
               Fax:       (630) 737-0167

               Schiff Hardin & Waite
               6600 Sears Tower
               Chicago, Illinois  60606
               Attention: Robert J. Regan, Esq.
               Phone:     (312) 258-5606
               Fax:       (312) 258-5700

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     7.7.  Descriptive Headings.  The descriptive headings herein are inserted
           --------------------
for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.8.  Parties in Interest.  This Agreement shall be binding upon and inure
           -------------------
solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     7.9.  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     7.10. Amendment.  This Agreement may not be amended except by an instrument
           ---------
in writing signed on behalf of all the parties.

     7.11. Survival.  The representations, warranties, covenants and agreements
           --------
of the Company and Investors contained in this Agreement, and all statements contained in this Agreement or any exhibit, attachment or Schedule hereto or any certificate, financial statement or SEC Documents delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed incorporated in this Agreement and shall constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing as provided in Section 6.4. The Company acknowledges that its representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Investor or its representatives prior to the Closing or any knowledge of any Investor. Each Investor shall use reasonable efforts to notify the Company in the event it discovers information which constitutes a breach of the Company's representations or warranties set forth in Article 2 hereof; provided, however, that the failure of any Investor in any way to provide such notification shall not subject the Investor to any penalty or liability and shall not change the Company's liability with respect to any breach of such representation or warranty.

     7.12. Certain Definitions.  For purposes of this Agreement, the following
           -------------------
terms shall have the meanings ascribed to them below:

               (a)  "affiliate" of a person shall mean (i) a person that
                     ---------
directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and
(ii) an "associate" as that term is defined in Rule 12b-2 promulgated under the
         ---------
Exchange Act as in effect on the date of execution of this Agreement.

               (b)  "Amended and Restated Investors Rights Agreement" means the
                     -----------------------------------------------
Amended and Restated Investors Rights Agreement by and among the Company and the Investors named therein and attached hereto as Exhibit H.
                                               ---------

               (c)  "control" (including the terms "controlling", "controlled
                     -------                        -----------    ----------
by" and "under common control with" or correlative terms) shall mean the
--       -------------------------
possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

               (d)  "Documents" means this Agreement, the Amended and Restated
                     ---------
     Investors Rights Agreement, the Certificate of Designation, the Closing Warrant and the Additional Warrant.

               (e)  "Exchange Act" means the Securities Exchange Act of 1934 as
                     ------------
amended and the rules and regulations promulgated thereunder all as the same shall be as in effect at the time.

               (f)  "Material Adverse Effect" shall mean (i) any adverse change
                     -----------------------
in the condition (financial or otherwise), assets (including without limitation tangible and intangible assets), liabilities, business, or results of operations or prospects of the Company or any of its Subsidiaries, which change, individually or in the aggregate, is material to the Company and its Subsidiaries taken as a whole, or (ii) any event, matter, condition or effect which materially adversely impairs the ability of the Company to perform on a timely basis its obligations under this Agreement or the Company to consummate the transactions contemplated by this Agreement.

               (g)  "person" shall mean and include an individual, a
                     ------
corporation, a partnership, a trust, an unincorporated organization and a government or any department, agency or political subdivision thereof.

               (h)  "Restated Certificate of Incorporation" means the Company's
                     -------------------------------------
Restated Certificate of Incorporation on file with the Secretary of State of the State of Delaware as of the date hereof.

               (i)  "Securities Act" shall mean Securities Act of 1933, as
                     --------------
amended, and all other applicable securities laws and the rules and regulations thereunder as in effect from time to time.

               (j)  "Subsidiaries" means when used with reference to a person,
                     ------------
a corporation or limited liability company, the majority of the outstanding voting securities or membership interests of which are owned directly or indirectly by such person.

          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, on the day and year first above written.

                         ABC-NACO INC.

                         By: /s/ Mark F. Baggio
                             ---------------------------------------------
                             Name:  Mark F. Baggio
                             Title: Vice President, General Counsel and
                                    Secretary

                         INVESTORS:

                         FURMAN SELZ INVESTORS II L.P.
                         FS EMPLOYEE INVESTORS LLC
                         FS PARALLEL FUND L.P.

                         By: FS Private Investments III LLC, Manager

                         By: /s/ James L. Luikart
                             ---------------------------------------------
                             Name:  James L. Luikart
                             Title:  Managing Member

                         ING FURMAN-SELZ INVESTORS III LP
                         ING BARINGS U.S. LEVERAGED EQUITY PLAN LLC
                         ING BARINGS GLOBAL LEVERAGED EQUITY PLAN LTD.

                         By: FS Private Investments III LLC, Manager

                         By: /s/ James L. Luikart
                             ---------------------------------------------
                             Name:  James L. Luikart
                             Title: Managing Member

                                                                       EXHIBIT A

              Investors and Series C Preferred Stock and Warrants

-----------------------------------------------------------------------------------------------------------------
Investors                      Number of                 Prorata             Number of        Number of
---------                      Shares of                 Aggregate           Closing          Additional
                               Series C                  Purchase Price      Warrant Shares   Warrant Shares
                               Preferred Stock           --------------      --------------   --------------
                               ---------------
-----------------------------------------------------------------------------------------------------------------
Furman Selz Investors L.P.              65,895            $6,589,500.00           2,635,800        2,635,800
-----------------------------------------------------------------------------------------------------------------
FS Employee Investors LLC                5,640            $  564,000.00             225,600          225,600
-----------------------------------------------------------------------------------------------------------------
FS Parallel Fund L.P.                    3,210            $  321,000.00             128,400          128,400
-----------------------------------------------------------------------------------------------------------------
James Dowling                              510            $   51,000.00              20,400           20,400
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ING Furman Selz                         52,080            $5,208,000.00           2,083,200        2,083,200
 Investors III LP
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ING Barings U.S.                        15,840            $1,584,000.00             633,600          633,600
 Leveraged Equity Plan LLC
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ING Barings Global                       6,825            $  682,500.00             273,000          273,000
 Leveraged Equity Plan Ltd.
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